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                                                                  Exhibit 3(i).1


                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                      INTERNATIONAL TECHNOLOGY CORPORATION


     International Technology Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

     1. Article FIRST of the Corporation's Certificate of Incorporation is hereby amended pursuant to Section 242 of the Delaware General Corporation Law to read as follows:

          FIRST: The name of the corporation is:

                               THE IT GROUP, INC.

     2. The foregoing amendment of the Corporation's Certificate of Incorporation has been duly approved by the Board of Directors of the Corporation.

     3. The foregoing amendment has been duly approved by written consent of the required majority of shareholders, in lieu of a meeting of shareholders, in accordance with Section 228(d) of the Delaware General
     Corporation Law.   Holders of the Corporation's Common Stock, $0.01 par
     value, and the Corporation's 6% Convertible Preferred Stock (the "Preferred Stock") were entitled to notice of and to consent with respect to the action. As of October 22, 1998, the record date established by the Board of Directors of the Corporation, the number of outstanding shares of Common Stock was 22,628,433, and the number of outstanding shares of Preferred Stock was 45,819. The affirmative vote of a majority of shares of the Common Stock and Preferred Stock voting (on an as-converted basis) as a single class, and the affirmative vote of at least a majority of the shares of the Preferred Stock, was required to approve the amendment. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50% of each such class.

     4. IN WITNESS WHEREOF, this corporation has caused this certificate to be signed by Richard R. Conte, its Vice President, and James M. Redwine, its Assistant Secretary, this 2_day of December, 1998.

                                        /s/ Richard R. Conte
                                    --------------------------------
                                    Richard R. Conte,
                                    Vice President


                                      /s/ James M. Redwine
                                    -------------------------------
                                    James M. Redwine,
                                    Assistant Secretary